Exhibit 99.1

NEWS BULLETIN	RE:	Crdentia Corp.
FROM:		14114 Dallas Parkway,
Suite 600
Dallas, TX 75254
OTCBB: CRDE

For Further Information:
AT THE COMPANY:	AT FINANCIAL RELATIONS
James D. Durham	BOARD:
Chairman and CEO	Lasse Glassen
972-850-0780	310-854-8313
lglassen@financialrelationsboard.com

FOR IMMEDIATE RELEASE
March 29, 2006

CRDENTIA ANNOUNCES RESIGNATION OF ROBERT OLIVER FROM BOARD OF DIRECTORS

DALLAS – March 29, 2006 – Crdentia Corp. (OTCBB: CRDE), a leading U.S. provider of healthcare staffing services, today announced that Robert P. Oliver, 79, has resigned from the Company’s Board of Directors. Mr. Oliver had served as a director of the Company since October 2002.

James D. Durham, Crdentia’s Chairman and CEO, stated, “Bob has had a long and distinguished business career. He has been a friend and advisor for many years and I will miss his counsel. He has been extremely helpful in building Crdentia from concept to its current size and we wish him the best in his future endeavors.”

About Crdentia Corp.

Crdentia Corp. is one of the nation’s leading providers of healthcare staffing services. Crdentia seeks to capitalize on an opportunity that currently exists in the healthcare industry by targeting the critical nursing shortage issue. There are many small, private companies that are addressing the rapidly expanding needs of the healthcare industry. Unfortunately, due to their relatively small capitalization, they are unable to maximize their potential, obtain outside capital or expand. By consolidating well-run small private companies into a larger public entity, Crdentia intends to facilitate access to capital, the acquisition of technology, and expanded distribution that, in turn, drive internal growth. For more information, visit www.crdentia.com.

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.